As filed with the Securities and Exchange Commission on May 29, 2025

Registration No. 333-283737

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VAST RENEWABLES LIMITED
(Exact name of registrant as specified in its charter)

Australia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 7.02, 124 Walker Street,
North Sydney, NSW 2060
Australia
+61 2 4072 2889
(Address of principal executive offices, including zip code)

Vast Renewables Limited Equity Plan
(Full title of the Plan)

Puglisi & Associates
850 Library Avenue, Newark, Delaware 19711
Telephone: (302) 738 6680
(Name of agent for service; address and zip code; area code and telephone number)

Send copies to:

Elliott Smith
Perkins Coie LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 262-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected to decline the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by Vast Renewables Limited (the “Company”) to deregister any and all ordinary shares, no par value, of the Company (the “Ordinary Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statement on Form S-8 (File No. 333-283737) (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 11, 2024, registering 7,086,031 Ordinary Shares issuable under the Vast Renewables Limited Equity Plan.
On May 6, 2025, the Company announced its intention to voluntarily delist its Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) from The Nasdaq Stock Market LLC (“Nasdaq”). On May 15, 2025, the Company filed a Form 25 with the SEC to delist its Ordinary Shares and Public Warrants from Nasdaq and deregister such securities under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effectiveness of the Form 25, the Company intends to file a Form 15 with the SEC to suspend its reporting obligations under the Exchange Act.

In connection with the Company’s voluntary decision to delist and deregister its Ordinary Shares and Public Warrants, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, by filing this Post-Effective Amendment, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 29, 2025.

VAST RENEWABLES LIMITED

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Vast Renewables Limited, has signed this Post-Effective Amendment No. 1 to the Registration Statement in the City of Houston, State of Texas, on May 29, 2025.

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Authorized Representative

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.